Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions with respect to Common Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof, on December 29, 2023. All such transactions were purchases or sales of Common Shares effected in the open market, and the table includes commissions paid in per Common Share prices.

	Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price ($)[2]
1.	11/15/2023	GK Investor LLC	Buy	300,000	$13.97
2.	11/16/2023	GK Investor LLC	Buy	340,000	$14.16
3.	11/17/2023	GK Investor LLC	Buy	280,000	$14.38
4.	11/20/2023	GK Investor LLC	Buy	200,000	$14.34
5.	11/21/2023	GK Investor LLC	Buy	183,000	$14.76
6.	11/22/2023	GK Investor LLC	Buy	40,000	$14.71
7.	11/27/2023	GK Investor LLC	Buy	30,000	$15.17
8.	11/28/2023	GK Investor LLC	Buy	50,000	$14.96
9.	11/29/2023	GK Investor LLC	Buy	40,000	$15.05
10.	11/30/2023	GK Investor LLC	Buy	50,000	$15.34
11.	12/01/2023	GK Investor LLC	Buy	6,108	$15.79
12.	12/01/2023	GK Investor LLC	Buy	38,264	$15.89
13.	12/04/2023	GK Investor LLC	Buy	100,000	$15.69
14.	12/05/2023	GK Investor LLC	Buy	100,000	$14.79
15.	12/06/2023	GK Investor LLC	Buy	75,000	$14.60
16.	12/07/2023	GK Investor LLC	Buy	50,000	$14.14
17.	12/08/2023	GK Investor LLC	Buy	25,000	$14.33
18.	12/12/2023	GK Investor LLC	Buy	30,000	$14.73
19.	12/13/2023	GK Investor LLC	Buy	40,000	$14.59
20.	12/14/2023	GK Investor LLC	Buy	50,000	$15.12
21.	12/15/2023	GK Investor LLC	Buy	15,000	$15.61
22.	12/18/2023	GK Investor LLC	Buy	40,000	$15.90
23.	12/19/2023	GK Investor LLC	Buy	40,000	$15.81
24.	12/20/2023	GK Investor LLC	Buy	50,000	$16.02
25.	12/21/2023	GK Investor LLC	Buy	26,200	$16.03
26.	12/22/2023	GK Investor LLC	Buy	25,000	$16.45
27.	12/26/2023	GK Investor LLC	Buy	50,000	$16.30
28.	12/27/2023	GK Investor LLC	Buy	40,000	$16.42

2 Prices are rounded to the nearest cent.